Exhibit 4.3

MeadWestvaco Corporation

2005 Performance Incentive Plan

Amended and Restated Effective February 28, 2011

Article I

Purpose and General Provisions

Section 1.1 Purpose of Plan. The purpose of the MeadWestvaco Corporation 2005 Performance Incentive Plan, as amended and restated (the “Plan”) is to advance the interests of MeadWestvaco Corporation (the “Company”) by attracting, retaining and motivating its employees and by further aligning the interests of the Company’s employees with those of the stockholders of the Company through providing for or increasing their proprietary interest in the Company.

The Plan provides for the grant of Incentive and Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Units and Incentive Compensation arrangements, which may be paid in cash or stock or a combination thereof, as determined by the Committee. Any of these Awards may be performance-based, in the discretion of the Committee.

Section 1.2 Definitions. The following terms shall have the meanings set forth below for purposes of the Plan.

(a) “Award” means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Share Unit, or Incentive Compensation arrangement or program granted to or covering a Participant pursuant to the provisions of the Plan, any of which the Committee may structure to qualify in whole or in part as an Award that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m).

(b) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments approved by the Committee.

(c) “Board of Directors” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(e) “Committee” has the meaning set forth in Section 1.3.

(f) “Company” means MeadWestvaco Corporation, a Delaware corporation and its successors and assigns.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Incentive Compensation” means a bonus opportunity awarded under Section 3.4 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(i) “Incentive Stock Option” or “ISO” means a stock option that is intended to qualify as an incentive stock option within the meaning of Code Section 422.

(j) “Market Price” on a date means, unless the Committee provides otherwise, the closing price for the Shares on the New York Stock Exchange for that date, or, if no Shares are traded on the New York Stock Exchange on the date in question, then for the next preceding date for which Shares are traded on the New York Stock Exchange or, if the Shares are at any time no longer traded on the New York Stock Exchange, the closing sales price at which the Shares are sold on such other exchange, listing, quotation or similar service, or, if no such closing sales price is available, such other method, consistent with Section 409A of the Code, as the Committee may determine.

(k) “Non-Qualified Stock Option” or “NQSO” means a stock option that does not qualify as an incentive stock option within the meaning of Code Section 422.

(l) “Option” means an ISO and/or a NQSO granted pursuant to Section 3.1 of the Plan.

(m) “Participant” means any individual described in Section 2.1 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(n) “Performance Share” means an Award of Restricted Stock, the grant, issuance, vesting, transferability and/or retention of which is conditioned in whole or in part upon performance conditions established by the Committee.

(o) “Performance Share Unit” means a Restricted Stock Unit Award, the grant, issuance, vesting or settlement of which is conditioned in whole or in part upon performance conditions established by the Committee.

(p) “Plan” means the MeadWestvaco Corporation 2005 Performance Incentive Plan as set forth herein and as amended from time to time.

(q) “Prior Plans” means the MeadWestvaco Corporation 1999 Salaried Employee Stock Incentive Plan, the MeadWestvaco Corporation 1995 Salaried Employee Stock Incentive Plan and the MeadWestvaco Corporation 1996 Stock Option Plan.

(r) “Qualifying Performance Criteria” has the meaning set forth in Section 5.1(b).

(s) “Restricted Stock” means Shares granted pursuant to Section 3.3 of the Plan.

(t) “Restricted Stock Unit” means an Award granted to a Participant under Section 3.3 pursuant to which Shares may be issued in the future.

(u) “Shares” means shares of the Company’s common stock, par value $0.01, subject to adjustment as provided in Section 4.1.

(v) “Stock Appreciation Right” means a right granted pursuant to Section 3.2 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the Stock Appreciation Right.

(w) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(x) “Substitute Award” means an Award granted or issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

Section 1.3 Administration.

(a) Administration of the Plan. The Plan shall be administered by the Compensation and Organization Development Committee of the Board of Directors or such other committee of two or more directors as established from time to time by the Board of Directors (the “Committee”). Any power of the Committee may also be exercised by the Board of Directors, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act, cause an Award that is contingent on the satisfaction of Qualifying Performance Criteria to not qualify for treatment as “performance based compensation” under Code Section 162(m), or violate the listing requirements of the New York Stock Exchange or such other exchange on which the Shares are traded. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(b) Delegation of Authority by the Committee. The Committee may delegate to one or more separate committees (any such committee a “Subcommittee”) composed of one or more officers or directors of the Company (who may but need not be members of the Board of Directors) the ability to grant Awards and take the same actions as the Committee described in Section 1.3(c) or elsewhere in the Plan with respect to Participants who are not “executive officers” as defined in Exchange Act Rule 16a-1 or members of the Board of Directors; provided, however, that the resolution so authorizing such Subcommittee shall specify the total number of Awards (if any) such Subcommittee may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Committee. No officer or officers who are members of any such Subcommittee shall designate himself or herself as a recipient of any Awards granted under authority delegated to such Subcommittee. Any action by any such Subcommittee within the scope of such delegation shall be treated for all purposes as if taken by the Committee and references in this Plan to the Committee shall include any such Subcommittee. In addition, the Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award Agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to Awards, to process or oversee the issuance of Shares under Awards, to interpret and administer the terms of Award Agreements and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, provided that in no case shall any such administrator be authorized to grant Awards under the Plan. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee established pursuant to Section 1.3(a) and, to the extent it so provides, any Subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval or modification by the Committee. The Compensation and Organization Development Committee hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Administrator in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Administrator or the Company.

(c) Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are eligible to be granted Awards under Section 2.1, to which of such persons, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions of Awards, including the number of Shares subject to Awards and the exercise or exercise price of such Shares and the circumstances under which Awards become exercisable, vested or settled or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Committee determine constitute a Change of Control), or other factors; (iv) to establish and certify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of Award Agreements or other documents relating to Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 4.1; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(d) Determinations by the Committee. All decisions, determinations and interpretations by the Committee (including by any Subcommittee or by any administrators designated pursuant to Section 1.3(b)) regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(e) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such Award may, if the Committee so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

Section 1.4 Unfunded Plan. The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Section 1.5 Effective Date. This Plan was originally adopted by the Board of Directors of the Company and became effective on February 22, 2005 (the “Original Effective Date”). This amendment and restatement of the Plan was adopted by the Board of Directors of the Company and became effective on February 28, 2011 (the “Restatement Effective Date”), subject to approval by the Company’s stockholders. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Restatement Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board of Directors may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect. The Plan as amended and restated hereunder shall apply to Awards granted on or after the Restatement Effective Date. Except as specifically provided for herein, the provisions of the Plan in existence prior to this amendment and restatement shall continue to govern Awards granted prior to the Restatement Effective Date.

Article II

Eligibility; Shares Subject to Awards

Section 2.1 Eligibility. Any person who is a current or prospective officer or employee (including any director who is also an employee, in his or her capacity as such) of the Company or of any Subsidiary shall be eligible for selection by the Committee for the grant of Awards hereunder. Options intending to qualify as ISOs may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Committee.

Section 2.2 Shares Subject to the Plan and Limitations on Awards.

(a) Aggregate Limits. The aggregate number of Shares authorized for grant under the Plan on and after the January 1, 2009 shall be 21,625,000, which shall be reduced by one (1) share of Stock for every one (1) Share that was subject to an Option or Stock Appreciation Right granted under the Plan on and after the January 1, 2009 and two and one-half (2-1/2) Shares for every one (1) Share that was subject to an Award other than an Option or Stock Appreciation Right granted under the Plan on and after the January 1, 2009. On and after the January 1, 2009, no awards may be granted under any Prior Plan. The Shares issued pursuant to Awards granted under this Plan may be Shares that are authorized and unissued or Shares that were reacquired by the Company, including Shares purchased in the open market.

(b) Issuance of Shares. If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) on and after the January 1, 2009 any Shares subject to an award under the Prior Plans are forfeited, or an award under the Prior Plans expires or is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan. Any Shares that again become available for grant pursuant to the preceding sentence shall be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and (ii) as two and one-half (2-1/2) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plans. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, or to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right, and (ii) Shares subject to a Stock Appreciation Right that are not issued in connection with the net settlement of the Stock Appreciation Right on exercise thereof and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options granted under the Prior Plans.

(c) Tax Code Limits. The aggregate number of Shares subject to Options and Stock Appreciation Rights that may be granted under this Plan during any three fiscal year period to any one Participant shall not exceed 3,000,000. The aggregate number of Shares subject to any Award intended to qualify as “performance-based compensation” under Code Section 162(m), other than Options or Stock Appreciation Rights, that may be earned under this Plan with respect to any one fiscal year to any one Participant shall not exceed 600,000. The Share numbers set forth in this Section 2.2(c) shall be calculated and adjusted pursuant to Section 4.1 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m). The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 21,625,000, which number shall be calculated and adjusted pursuant to Section 4.1 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Code Section 422. The maximum amount that may be earned pursuant to that portion of an Incentive Compensation Award granted under this Plan in any calendar year to any Participant that is denominated in dollars (as opposed to Shares) and is intended to satisfy the requirements for “performance based compensation” under Code Section 162(m) shall not exceed the following separate and distinct limitations: (i) six million dollars ($6,000,000), if performance is measured with respect to a fiscal year, and (ii) six million dollars ($6,000,000), if performance is measured with respect to a period longer than a fiscal year.

(d) Substitute Awards. Substitute Awards shall not be subject to the limits described in Section 2.2(a) above and shall not be subject to any other terms and conditions (for example, vesting and pricing) that apply to shares subject to Awards under the Plan.

Article III

Terms of Awards

Section 3.1 Options.

(a) Option Awards. The Committee may grant an Option or provide for the grant of an Option, either from time-to-time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals. Except to the extent provided herein, no Participant shall have any rights as a stockholder with respect to any Shares subject to an Option granted hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical, but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price. The exercise price under each Option shall be established by the Committee and shall not be less than the Market Price of Shares on the date of grant, provided, however, that the exercise price per Share with respect to a Substitute Award may be less than 100% of the Market Value on the date such Option is granted if based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in cash or, to the extent allowed by the Committee, an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares, withholding of Shares deliverable upon exercise, such other method permitted by the Committee or a combination thereof.

(c) No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 4.1), an Option may not be repriced without stockholder approval (including canceling previously awarded Options in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Award).

(d) Provisions Applicable to Options. The Committee may provide at the time of grant that the exercise price of an Option is increased (but not decreased) after the date of grant based on the performance of the Company’s Common Stock price relative to a pre-established index. Unless provided otherwise in the applicable Award Agreement, the vesting period and/or exercisability of an Option shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis. Each Option shall expire within a period of not more than ten (10) years from the date of grant.

(e) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 3.1, in the case of the grant of an Option intending to qualify as an ISO: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the Market Price of Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will be deemed to occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 3.1 to the contrary, options designated as ISOs shall not be eligible for treatment under the Code as ISOs to the extent that either (a) the aggregate Market Price of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, and (b) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Code Section 422).

Section 3.2 Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 3.1. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights under the Plan shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 3.1; provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option shall have the terms and conditions of such Option. Subject to the provisions of Section 3.1, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Committee.

(b) Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement. Stock Appreciation Rights granted pursuant to the Plan need not be identical, but each Stock Appreciation Right must contain and be subject to the terms and conditions set forth below.

(c) Provisions Applicable to Stock Appreciation Rights. The Committee may grant a Stock Appreciation Right or provide for the grant of a Stock Appreciation Right, either from time-to-time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals (which may include Qualifying Performance Criteria). Unless provided otherwise in the applicable Award Agreement, the vesting period and/or exercisability of a Stock Appreciation Right shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis. Each Stock Appreciation Right shall expire within a period of not more than ten (10) years from the date of grant.

(d) No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 4.1), a Stock Appreciation Right may not be repriced without stockholder approval (including canceling previously awarded Stock Appreciation Rights in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Award).

Section 3.3 Restricted Stock and Restricted Stock Units.

(a) General. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants selected by the Committee. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions and terms as the Committee deems appropriate. The Committee may specify that all of any part of an Award shall consist of Performance Shares, which shall be subject to the provisions of this Plan applicable to Restricted Stock except that the grant, issuance, vesting and/or transferability of the Shares thereunder are subject in whole or in part to performance conditions established by the Committee. To the extent determined by the Committee, Restricted Stock may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock Units are Awards denominated in units under which the issuance of Shares is subject to such conditions and terms as the Committee deems appropriate. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. The Committee may specify that all of any part of an Award shall consist of Performance Share Units, which shall be subject to the provisions of this Plan applicable to Restricted Stock Units except that the grant, issuance, vesting or settlement of the Award is subject in whole or in part to performance conditions established by the Committee. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Award Agreement. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Restricted Stock or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting, settlement and/or forfeiture of the Restricted Stock or Restricted Stock Units as may be determined from time to time by the Committee, (v) the term of the performance period, if any, as to which performance shall be measured for such Restricted Stock or Restricted Stock Units, (vi) restrictions on the transferability of the Restricted Stock or Restricted Stock Units, and (vii) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Committee. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units (including Performance Shares and Performance Share Units) shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee, which may include Qualifying Performance Criteria.

(d) Voting Rights. Unless otherwise determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding Shares on the Company’s stock ledger.

Section 3.4 Incentive Compensation.

(a) General. The Committee may grant or establish a program for Incentive Compensation under which an individual Award or a funding pool from which Participants are paid is contingent upon such performance criteria (including Qualifying Performance Criteria) as the Committee may specify. Under any such arrangement, the Committee shall establish performance criteria and the level of achievement versus such criteria that shall determine the amount payable or available as Incentive Compensation, which criteria may be based on financial performance and/or personal performance evaluations.

(b) Incentive Compensation Arrangements. Each “covered employee” of the Company (as defined and determined under Code Section 162(m)) may be a Participant in any Incentive Compensation arrangement or program established by the Committee, provided that the amount payable to any Participant pursuant to any such Incentive Compensation arrangement or program shall be subject to reduction as provided in Section 3.4(d). In establishing an Incentive Compensation arrangement or program, the Committee shall set forth terms, to the extent applicable, regarding: (i) the maximum amount payable as Incentive Compensation or a formula for determining such; (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment; (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment; (iv) the timing of any payment earned by virtue of performance; (v) any forfeiture provisions; and (vi) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee. The terms of any Incentive Compensation arrangement or program shall be set forth in writing and may take the form of an Award Agreement or Award Agreements, term sheet or other document or documents as the Committee shall determine.

(c) Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Compensation. Subject to the limitations described in Section 2.2(c), payment of the amount due any Participant as Incentive Compensation may be made in cash or in Shares, as determined by the Committee. The Committee may, but need not, allow a Participant to defer, in a manner consistent with Code Section 409A, under any plan or arrangement established by it receipt of any amounts or Shares otherwise payable as Incentive Compensation.

(d) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Compensation arrangement on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

Article IV

Adjustment of and Changes to Common Stock; Change of Control

Section 4.1 Adjustment of and Changes to Common Stock.

(a) In the event of a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, quarterly cash dividends), or another such transaction or event, then the number and kind of Shares that have been authorized for issuance under the Plan, whether such Shares are then currently subject to or may become subject to an Award under the Plan, as well as the per share limits set forth in Section 2.2 of this Plan, shall be equitably adjusted by the Committee to reflect such increase or decrease or change in the kind of securities outstanding. The terms of each outstanding Award shall also be equitably adjusted by the Committee as to price, number and kind of Shares subject to such Award and other terms to reflect the foregoing events.

(b) In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which Shares shall have been exchanged, whether by reason of a change of control, other merger, consolidation or otherwise, then the Committee shall make such equitable adjustments to the number and kind of Shares that have been authorized for issuance under the Plan, whether such Shares are then currently subject to or may become subject to an Award under the Plan, as well as the per share limits set forth in Section 2.2 of this Plan. The terms of each outstanding Award shall also be equitably adjusted by the Committee as to price, number and kind of Shares subject to such Award and other terms to reflect the foregoing events. In addition, in the event of a change described in this paragraph that does not occur in connection with a Change of Control, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion. Notwithstanding anything to the contrary herein, any adjustment to ISOs granted pursuant to this Plan shall comply with the requirements, provisions and restrictions of Code Section 424, and any adjustment to NQSOs granted pursuant to this Plan shall comply with the requirements, provisions and restrictions of Code Section 409A.

(c) No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 4.1. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole Share. Notice of any adjustment shall be given by the Company to the holder of each Award that shall have been so adjusted and such adjustment (whether or not notice is given) shall be effective and binding for all purposes of the Plan.

Section 4.2 Change of Control.

(a) Effect of Change of Control upon Certain Stock Awards. Unless the Committee or the Board specifies otherwise in the terms of an Award prior to a Change of Control event, this Section 4.2(a) shall govern the treatment upon or following a Change of Control of any Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit, the vesting and/or settlement of which is based solely upon continued employment or the passage of time. In the case of an Award subject to this Section 4.2(a) that the acquiring or surviving company in the Change of Control assumes upon and maintains immediately following the Change of Control (which Award shall be adjusted as to the number and kind of shares as may be determined appropriate by the Committee prior to the Change in Control), if there occurs an involuntary termination without Cause of the Participant holding such Award (excluding voluntary resignation, death, disability or retirement) within twenty four months following the Change of Control such Award shall be treated as provided in clause (i) or (ii) of this Section 4.2(a), as applicable. In the case of an Award subject to this Section 4.2(a) that the acquiring or surviving company in the Change of Control does not assume upon the Change of Control, immediately prior to the Change of Control such Award shall be treated as provided in clause (i) or (ii) of this Section 4.2(a), as applicable. The treatment provided for under this Section 4.2(a) is as follows:

(i) in the case of an Option or a Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option not previously exercisable, until the earlier of the expiration of the Option or Stock Appreciation Right under its original term and a date that is two years (or such longer post-termination exercisability term as may be specified in the Option or Stock Appreciation Right) following such date of termination of employment; and

(ii) in the case of Restricted Stock or Restricted Stock Units, the Award shall become fully vested and shall be settled in full.

The Committee may also, through the terms of an Award or otherwise, provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an Award which shall only be effective if, upon the announcement of a transaction intended to result in a Change of Control, no provision is made in such transaction for the assumption and continuation of outstanding Awards.

(b) Effect of Change of Control upon Performance-Based Awards. Unless the Committee or the Board specifies otherwise in the terms of an Award prior to a Change of Control event, the treatment of any Award in which the grant, issuance, retention, vesting and/or settlement of such Award is based in whole or in part on performance criteria and level of achievement versus such criteria shall be as specified in this Section 4.2(b).

(i) With respect to Awards granted prior to the January 1, 2009, in the case of an Award subject to this Section 4.2(b) in which fifty percent (50%) or more of the performance period applicable to the Award has elapsed as of the date of the Change of Control, the Participant shall be entitled to payment, vesting or settlement of such Award based upon performance through a date occurring within three months prior to the date of the Change of Control, as determined by the Committee prior to the Change of Control, and pro-rated based upon the percentage of the performance period that has elapsed between the date such Award was granted and the date of the Change of Control. With respect to Awards granted prior to the January 1, 2009, in the case of an Award subject to this Section 4.2(b) in which less than fifty percent (50%) of the performance period applicable to the Award has elapsed as of the date of the Change of Control, the Participant shall be entitled to payment, vesting or settlement of the target amount of such Award, as determined by the Committee prior to the Change of Control, pro-rated based upon the percentage of the performance period that has elapsed between the date such Award was granted and the date of the Change of Control. With respect to Awards granted prior to the January 1, 2009, the Committee may determine either prior or after such Change of Control event the treatment of the pro-rata portion of an Award attributable to the portion of the performance period occurring after the date of the Change of Control.

(ii) With respect to Awards granted on or after the January 1, 2009, in the case of an Award subject to this Section 4.2(b), upon the occurrence of the Change of Control the Participant shall be deemed to have satisfied any performance-based vesting criteria at the target level (as determined by the Committee prior to the Change of Control), and following the Change of Control any such Award shall continue to vest based on the time-based vesting criteria, if any, to which the Award is subject. In addition, any Award subject to this Section 4.2(b)(ii) that the acquiring or surviving company in the Change of Control assumes upon and maintains immediately following the Change of Control (which Award shall be adjusted as to the number and kind of shares as may be determined appropriate by the Committee prior to the Change in Control), if there occurs an involuntary termination without Cause of the Participant holding such Award (excluding voluntary resignation, death, disability or retirement) within twenty four months following the Change of Control such Award shall be treated as provided in clause (i) or (ii) of Section 4.2(a), as applicable. In the case of an Award subject to this Section 4.2(b)(ii) that the acquiring or surviving company in the Change of Control does not assume upon the Change of Control, immediately prior to the Change of Control such Award shall be treated as provided in clause (ii) of Section 4.2(a), as applicable.

(c) Definition of “Change of Control”. Unless the Committee or the Board shall provide otherwise, “Change of Control” shall mean an occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding Shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that constitutes a “Merger of Equals” as defined in Section 4.2(c)(iii) of this Plan; or

(ii) Individuals who, as of the Original Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Original Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, or a sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), in each case, unless such Business Combination constitutes a “Merger of Equals.” A Business Combination shall constitute a “Merger of Equals” if, following such Business Combination, either:

(A) (1) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding the Resulting Corporation and its affiliates or any employee benefit plan (or related trust) of the Resulting Corporation and its affiliates) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the Resulting corporation or the combined voting power of the then outstanding voting securities of the Resulting Corporation except to the extent that such ownership existed with respect to the Company prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the Resulting Corporation (the “Resulting Board”) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(B) immediately after such Business Combination (1) at least 50% of the members of the Resulting Board are individuals who were members of the Incumbent Board (as defined in Section 4.2(c)(ii)) at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination, and (2) either (x) the position of chief executive officer of the Resulting Corporation is occupied by an individual who was employed by the Company immediately before such Business Combination, or (y) a majority of the leadership positions reporting directly to the chief executive officer of the Resulting Corporation are occupied by individuals who were employed by the Company immediately before such Business Combination.

or (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, which liquidation or dissolution is subsequently completed.

Article V

Performance-Based Compensation

Section 5.1 Qualifying Performance-Based Compensation.

(a) General. The Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m), provided that the performance criteria for any portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee. Within the time period required under Code Section 162(m), the Committee will establish the Qualifying Performance Criteria for the performance period and the formula or payout that is contingent upon satisfaction of the Qualifying Performance Criteria. This may take the form of a matrix under which threshold, target and amounts in excess of target are payable based upon satisfaction of the Qualifying Performance Criteria. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an Award intended by the Committee to satisfy the requirements for “performance-based compensation” under Code Section 162(m) may, to the extent specified by the Committee with respect to the Award, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. Awards based on Qualifying Performance Criteria can be granted in the same fiscal year and be based on overlapping performance periods.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually (or such shorter period specified by the Committee) or cumulatively over a period of years, on an absolute basis or relative basis, on a per-share basis and/or against a target, past performance or peer group performance, in each case as specified by the Committee: (i) net sales; (ii) working capital; (iii) net profit after tax; (iv) economic profit; (v) EVA; (vi) EBIT; (vii) EBITA; (viii) EBITDA; (ix) OBIT; (x) OBITDA; (xi) gross profit; (xii) operating income or operating profit; (xiii) cash generation; (xiv) cash flow; (xv) unit volume; (xvi) stock price; (xvii) market share; (xviii) asset quality; (xix) return on equity; (xx) return on assets; (xxi) return on operating assets; (xxii) cost saving levels; (xxiii) operating income; (xxiv) marketing-spending efficiency; (xxv) core non-interest income; (xxvi) change in working capital; (xxvii) return on invested capital; (xxviii) return on capital employed; (xxix) shareholder return; (xxx) shareholder value; (xxxi) safety case incident rates; and (xxxii) innovation factor (including revenue from new products, number of new products, granting of patents and/or market penetration of new products measurable by pre-established objective criteria).

(c) Adjustments. Subject to the limits imposed under Code Section 162(m) for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine. Moreover, to the extent consistent with Code Section 162(m), the Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation, claims, judgments or settlements; (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) discontinued operations; (vi) the effect of mergers and acquisitions; and (vii) any extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Forms 10-K or 10-Q for the applicable year.

(d) Administration. To the extent consistent with Code Section 162(m), the Committee may delegate to one or more of its members or to appropriate employees of the Company the responsibility to carry out any purely ministerial responsibilities in connection with the Plan; provided, that in no event shall the following responsibilities be considered ministerial, and they shall be carried out by only the Committee acting by decision of the majority of its members: (i) the designation of Participants; (ii) the establishment of the terms and conditions of Award Opportunities; (iii) the certification of the achievement of Performance Goals; (iv) the determination of the actual Awards intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) to be made to Participants; and (v) any other responsibilities that must be carried out by a committee of outside directors for purposes of Code Section 162(m).

Article VI

Additional Terms Applicable to Awards

Section 6.1 Dividends and Distributions. The Committee may, but need not, provide that dividends or dividend equivalents shall be payable in connection with or as an arrangement separate from any Awards except that dividends or dividend equivalents shall not be payable in connection with Options or Stock Appreciation Rights, and, unless the Committee provides otherwise, Shares of Restricted Stock that remain subject to any restriction shall accrue dividends. The Committee may provide that any dividends or dividend equivalents may be paid in cash or in Shares or may be deemed reinvested into additional Shares, and may provide that such dividends or dividend equivalents will be paid at the same time dividends are paid to the Company’s shareholders or made subject to the same terms, conditions and restrictions as the Awards with respect to which they accrued or to such other terms and conditions as the Committee may specify. Notwithstanding anything herein to the contrary, in no event shall dividends or dividend equivalents be currently payable with respect to unvested or unearned Performance Shares or Performance Share Units.

Section 6.2 Conditions and Restrictions Upon Securities Subject to Awards. The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

Section 6.3 Transferability. Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Committee, a Participant may transfer an Award (other than an Incentive Stock Option) to any “family member” of the Participant (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8.

Section 6.4 Suspension or Termination of Awards. Except as otherwise provided by the Committee, if at any time (including after a notice of exercise has been delivered or an Award has vested) the Chief Executive Officer or any other person designated by the Committee (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 6.4, the Authorized Officer or the Committee may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed.

If the Committee or an Authorized Officer determines a Participant has violated the Company’s Code of Conduct or has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty or deliberate disregard of Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Committee or Authorized Officer, (a) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (b) the Participant will forfeit all outstanding Awards, and (c) the Participant may be required to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Committee or an Authorized Officer may give the Participant an opportunity to submit written comments, documents, information and arguments to be considered by the Authorized Officer and/or the Committee.

Awards shall be subject to the Policy of Recoupment adopted by the Board of Directors or the Committee.

Section 6.5 Compliance with Laws and Regulations. This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any foreign, federal, state or local law or any ruling or regulation of any government body that the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Stock Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

Section 6.6 Tax Treatment of Awards. To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, the vesting of or settlement of Shares under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Committee may permit or require these obligations to be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to a Participant upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired, in each case having a Market Price equal to the minimum amount required to be withheld or paid, or by having such Shares sold on the New York Stock Exchange. Any such elections are subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee. Unless the Committee specifies otherwise in the terms of an Award Agreement, as a condition to receiving any Award, Participants shall waive and not be entitled to make an election to be taxed currently under Code Section 83(b).

Section 6.7 Amendment of the Plan or Awards. The Board may amend, alter or discontinue this Plan, and the Committee may amend or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 4.1, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options or Stock Appreciation Rights may be granted below the price provided for in Section 3.1(b);

(c) reduce the exercise price of outstanding Options or Stock Appreciation Rights;

(d) cancel outstanding Options or Stock Appreciation Rights in exchange fro cash or other Awards;

(e) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or

(g) increase the individual maximum limits in Section 2.2(c).

No amendment or alteration to the Plan, an Award or an Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control (as defined herein or in the applicable Award Agreement) that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Section 6.8 No Liability of Company. The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence to any Participant or other person due to the receipt, exercise, vesting, settlement or forfeiture of any Award granted hereunder.

Section 6.9 Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

Section 6.10 Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

Section 6.11 Arbitration of Disputes. In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Committee with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Committee’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Committee’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Company within thirty (30) days after the applicable decision by the Committee. The arbitrator shall be selected by the Company. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

Section 6.12 No Right to Employment, Reelection or Continued Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Accordingly, subject to Sections 1.5 and 6.7, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board of Directors without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

Section 6.13 Section 409A Addendum.

(a) Compliance With Law. The Plan is intended to comply with the requirements of Code Section 409A, to the extent applicable. Each Award shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Code Section 409A or (ii) satisfies the requirements of Code Section 409A. If an Award is subject to Code Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Code Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Code Section 409A, (iii) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Code Section 409A, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Code Section 409A.

(b) Section 409A Distribution Date for Key Employees. Any Award that is subject to Code Section 409A and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by Code Section 409A. If a distribution is delayed pursuant to Code Section 409A, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Code Section 416(i) and the “specified employee” requirements of Code Section 409A.

(c) Change of Control – Restricted Stock Units. Upon a Change of Control, outstanding Restricted Stock Units shall vest and be payable in accordance with Section 4.2(a), provided that if a Restricted Stock Unit is subject to Code Section 409A, distributions with respect to such Restricted Stock Unit shall be made in accordance with Code Section 409A. If required under Code Section 409A, the Restricted Stock Unit shall vest as and to the extent provided in Section 4.2(a) with respect to the Change of Control, but distribution shall be made upon the earlier of (i) the date of the Participant’s separation from service or (ii) the date on which the distribution would otherwise have been made upon vesting of the Restricted Stock Unit had no Change of Control occurred. If distribution is delayed after a Change of Control, the Committee may determine that (x) the Restricted Stock Unit will be converted into the right to receive the same consideration per Share as is payable to the other stockholders of the Company upon the consummation of the Change of Control and (y) the cash consideration the Participant is entitled to receive upon such conversion will be placed in an interest bearing account until paid upon the relevant date.

(d) No Representations or Warranties. Notwithstanding anything in the Plan or any Award agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Awards under the Plan, and in no event shall the Company have any responsibility or liability if an Award does not meet any applicable requirements of Code Section 409A. Although the Company intends to administer the Plan to prevent taxation under Code Section 409A, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.